CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Manager Directed Portfolios and to the use of our report dated December 26, 2018 on the financial statements and financial highlights of Marmont Redwood International Equity Fund, a series of shares of beneficial interest in Manager Directed Portfolios. Such financial statements and financial highlights appear in the October 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 26, 2019